EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Except where specifically noted, the following information and all other information contained herein gives effect to the 1-for-4 reverse split of the common stock of Discovery Partners International, Inc. that was effected on September 12, 2006.

The following unaudited pro forma condensed combined financial statements give effect to the (i) merger transaction between Discovery Partners International, Inc. (“DPI”) and Infinity Pharmaceuticals, Inc. (“Infinity”), which was completed on September 12, 2006, and (ii) stock and asset purchase transaction that was completed on July 5, 2006 among DPI, Galapagos NV (“Galapagos”) and Biofocus Inc., a subsidiary of Galapagos (“Biofocus”), pursuant to which DPI sold the capital stock of its subsidiary Discovery Partners International AG to Galapagos and the capital stock or equity interests of its direct subsidiaries ChemRx Advanced Technologies, Inc., Xenometrix, Inc. and Discovery Partners, L.L.C. to Biofocus, and assigned certain assets and liabilities related to the businesses of the acquired subsidiaries to Biofocus (the “Galapagos Transaction”).

For accounting purposes, Infinity acquired DPI in the merger transaction. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of DPI, while the historical results of Infinity are reflected in the results of the combined company. DPI does not meet the definition of a business in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issue Task Force 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, as a result of the sale of all of DPI’s material operating assets and liabilities, which have been reflected in the following pro forma financial statements and notes thereto as discontinued operations. The assets and liabilities of DPI that were not sold in the stock and asset purchase transaction with Galapagos and Biofocus consist primarily of cash, cash equivalents, short-term investments, interest receivables, restricted cash, certain working capital items related to the corporate administrative function of DPI that will be used by Infinity post-merger, and DPI’s listing on the NASDAQ Global Market. As a result, all of the assets and liabilities of DPI have been reflected in the pro forma condensed combined financial statements at their respective fair values.

For purposes of these unaudited pro forma condensed combined financial statements, Infinity and DPI have made a preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed based on their fair value at the acquisition date (See Note 2, “Purchase Price,” below). A final determination of these estimated fair values will be made on the acquisition date, and will be based on the actual net assets of DPI that exist as of such date. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	the cash cost of operations between June 30, 2006 and the closing of the merger and

•	other changes in DPI’s cash balances, assets and liabilities that occur between June 30, 2006 and the closing of the merger.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of DPI and Infinity, adjusted to give effect to the Galapagos Transaction and the acquisition of DPI by Infinity for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined balance sheet as of June 30, 2006 gives effect to the proposed merger and the Galapagos Transaction as if each occurred on June 30, 2006 and combines the historical balance sheets of DPI and Infinity as of June 30, 2006. The Infinity balance sheet information was derived from its unaudited balance sheet as of June 30, 2006 that was filed as Exhibit 99.2 to this Form 8-K. The DPI balance sheet information was derived from its unaudited consolidated balance sheet as of June 30, 2006 included in its quarterly report on Form 10-Q that was filed with the SEC on August 9, 2006.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2006 and the year ended December 31, 2005 are presented as if the proposed merger and the Galapagos Transaction were each consummated on January 1, 2005, and combines the historical results of DPI and Infinity for the six months ended June 30, 2006 and the year ended December 31, 2005. The historical results of Infinity were derived from its unaudited statement of operations for the six months ended June 30, 2006 that was filed as Exhibit 99.2 to this Form 8-K and its audited statement of operations for the year ended December 31, 2005 included in DPI’s Registration Statement on Form S-4 that was filed with the SEC on August 7, 2006. The historical results of DPI were derived from its unaudited condensed consolidated financial statements for the six months ended June 30, 2006 included in its quarterly report on Form 10-Q that was filed with the SEC on August 9, 2006 and audited consolidated statement of operations for the year ended December 31, 2005 included in its Registration Statement on Form S-4 that was filed with the SEC on August 7, 2006.

The following unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had DPI sold its operating subsidiaries and certain assets and had DPI and Infinity been a combined company during the specified periods. The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above.

The historical financial statements for DPI have been recast to exclude the results of operations and financial positions of its instrumentation product lines from continuing operations, which were divested in the fourth quarter of 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	June 30, 2006
	Infinity Pharmaceuticals Historical	Discovery Partners Historical	Divestiture Adjustments		Purchase Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$22,797,767	$75,434,842	$5,447,841	A,C	$—		$103,680,450
Other current assets	5,129,213	1,715,582	—		—		6,844,795
Assets of discontinued operations	—	10,540,822	(10,540,822)A		—		—

Total current assets	27,926,980	87,691,246	(5,092,981)		—		110,525,245
Property and equipment, net	8,653,195	—			—		8,653,195
Other assets, net	1,945,087	—			—		1,945,087

Total assets	$38,525,262	$87,691,246	$(5,092,981)		$—		$121,123,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	6,830,514	1,062,617	120,000	C	644,877	G	15,081,724
					6,423,716	H
Deferred revenue	4,778,250	—			—		4,778,250
Current portion of long-term debt	3,616,655	—	—		—		3,616,655
Liabilities of discontinued operations	—	4,042,204	(4,042,204)A		—		—

Total current liabilities	15,225,419	5,104,821	(3,922,204)		7,068,593		23,476,629
Deferred revenue, less current portion	10,000,000	—			—		10,000,000
Long-term debt	14,324,936	—	—		—		14,324,936

Total liabilities	39,550,355	5,104,821	(3,922,204)		7,068,593		47,801,565
Stockholders’ equity:
Preferred stock	993	—	—		(993)	D	—
Common stock	313	6,614	—		(313)	D	19,427
					12,813	D
Treasury stock	(4,986)	(1,037,190)	—		4,986	D	(1,037,190)
Additional paid-in capital	144,111,395	210,710,044	—		(210,710,044)	E	219,472,533
					75,361,138	F
Accumulated other comprehensive income	(397)	253,427	(942,212)B		688,785	E	(397)
Accumulated deficit	(145,132,411)	(127,346,470)	(228,565)C		133,998,751	E	(145,132,411)
					(6,423,716)	H

Total stockholders’ equity	(1,025,093)	82,586,425	(1,170,777)		(7,068,593)		73,321,962

Total liabilities and stockholders’ equity	$38,525,262	$87,691,246	$(5,092,981)		$—		$121,123,526

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2006
	Infinity Pharmaceuticals Historical	Discovery Partners Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues	$3,537,445	$—	$—		$3,537,445
Operating expenses:
Research and development	18,502,965	—	—		18,502,965
Selling, general and administrative	3,358,353	6,999,512	(6,999,512	)I	3,358,353
Impairment of long-lived assets	—	—	—		—
Restructuring	—	22,193	(22,193	)I	—

Total operating expenses	21,861,318	7,021,705	(7,021,705)		21,861,318
Interest income, net	48,598	1,751,645	2,372	I	1,802,615
Other income, net	—	(6,730)	6,730	I	—

Loss from operations	$(18,275,275)	$(5,276,790)	$7,030,807		$(16,521,258))

Basic and diluted loss per share		$(0.81)			$(0.85)

Weighted average shares outstanding:
Basic and diluted		6,528,532			19,341,166

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the Twelve Months Ended December 31, 2005
	Infinity Pharmaceuticals Historical	Discovery Partners Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues	$521,750	$34,836,977	$(34,836,977	)I	$521,750
Cost of revenues	—	25,107,968	(25,107,968	)I	—

Gross margin	521,750	9,729,009	(9,729,009)		521,750
Operating expenses:
Research and development	31,459,596	3,919,065	(3,919,065	)I	31,459,596
Selling, general and administrative	5,530,046	16,084,182	(16,084,182	)I	5,530,046
Impairment of long-lived assets	—	4,721,367	(4,721,367	)I	—
Restructuring	—	1,040,258	(1,040,258	)I	—

Total operating expenses	36,989,642	25,764,872	(25,764,872)		36,989,642
Interest income, net	98,664	2,019,028	4,808	I	2,122,550
Other income, net	—	296,300	(113,385	)I	182,915

Loss from operations	$(36,369,228)	$(13,720,535)	$(15,927,286)		$(34,162,477)

Basic and diluted loss per share		$(2.12)			$(1.77)

Weighted average shares outstanding:
Basic and diluted		6,479,848			19,292,482

The accompanying notes are in integral part of these pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

1.	Basis of Presentation

On April 11, 2006, DPI entered into an Agreement and Plan of Merger and Reorganization with Infinity Pharmaceuticals, Inc. and Darwin Corp., a new wholly owned subsidiary of DPI. In the merger, Darwin Corp. merged with and into Infinity, with Infinity as the surviving corporation and becoming a wholly owned subsidiary of DPI. The merger was completed on September 12, 2006. As a result of the merger, each outstanding share of Infinity capital stock was converted into the right to receive shares of DPI common stock as described in the merger agreement. DPI issued, and Infinity securityholders received, in a tax-free exchange, shares of DPI common stock such that the former Infinity securityholders own approximately 69% of the combined company on a pro forma basis and the former DPI stockholders own approximately 31%. The merger agreement provides that the exchange ratios for Infinity’s capital stock will be subject to DPI’s net cash balance at the closing of the merger. As of September 12, 2006, DPI had a net cash balance of $78 million as calculated per the merger agreement. The unaudited pro forma condensed combined financial statements presented herein are based on the equity exchange ratios that are associated with a $78 million net cash balance per the merger agreement.

Because former Infinity securityholders own approximately 69% of the voting stock of the combined company and as a result of certain other factors, including that Infinity directors constitute a majority of the board of directors and all executive members of the management of the combined company are from Infinity, Infinity is deemed to be the acquiring company for accounting purposes and the transaction was accounted for as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. The assets and liabilities and results of operations of DPI are consolidated into the results of operations of Infinity as of the effective time of the merger.

On June 12, 2006, DPI, Galapagos and Biofocus, a wholly-owned subsidiary of Galapagos, entered into a stock and asset purchase agreement under which Galapagos or Biofocus would acquire all of the outstanding equity interests or capital stock of Discovery Partners International AG, ChemRx Advanced Technologies, Inc., Xenometrix, Inc., and Discovery Partners International, L.L.C., each of which are DPI’s subsidiaries. Biofocus also would acquire all of the assets that supported DPI’s corporate infrastructure, including the furniture, equipment and prepaid services that related to the corporate infrastructure and assumed all of the related liabilities such as the lease for DPI’s corporate headquarters. Biofocus would also acquire certain contracts that were held at the DPI parent level that were assigned to Biofocus following the closing of the merger with Infinity, such as DPI’s lease for its San Diego facility, its patent license agreement with Abbott Laboratories and its agreement with the National Institutes of Mental Health. This transaction (the “Galapagos Transaction”) was completed on July 5, 2006. Consideration provided for the stock and assets totaled $5.8 million in cash. DPI’s remaining assets following the Galapagos Transaction consisted of its cash, cash equivalents, short-term investments, interest receivables, restricted cash, certain working capital items related to the corporate administrative function of DPI that will be used by Infinity post-merger, and its listing on the

NASDAQ Global Market. DPI’s historical operating results relating to the subsidiaries and assets sold in the Galapagos Transaction are reflected as discontinued operations in the unaudited pro forma condensed combined financial statements.

2.	Purchase Accounting

The nature and substance of the merger is that Infinity, a private operating company, has merged with DPI, a public non-operating company. The operations of the combined company following the merger will consist entirely and solely of those of Infinity. For that reason, among others, Infinity will be the accounting acquirer and DPI will be the accounting acquiree in the merger. The merger will be accounted for as a reverse asset acquisition and a recapitalization pursuant to accounting principles generally accepted in the United States. Consequently, no goodwill or other intangible assets will be recorded.

The estimated purchase price is preliminary because the proposed merger has not been completed as of June 30, 2006, the date of these pro forma financial statements. The actual purchase price may change based on the net assets of DPI on the closing date.

Consistent with the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of DPI based on their estimated fair values as of the closing date of the merger. The excess of the fair value of acquired assets and liabilities assumed over the purchase price, if any, is reflected as an extraordinary gain.

The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed as of June 30, 2006, the date of these pro forma financial statements. The purchase price determination will remain preliminary until the closing of the merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

3.	Divestiture, Purchase Accounting and Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant capital transactions of Infinity occurring as a direct result of the merger, the acquisition of DPI by Infinity for accounting purposes, the Galapagos Transaction, and an adjustment for contractual compensation liabilities owed to certain DPI key employees.

The unaudited pro forma condensed combined financial statements do not include a charge, as required under SFAS 123(R), Share-based Compensation, relating to the fair value of DPI unvested options at the close of the merger, totaling 167,603 shares, because it was deemed immaterial.

The unaudited pro forma condensed combined financial statements do not include any adjustments for income taxes because the combined company is anticipated to incur taxable losses for the foreseeable future.

The divestiture, purchase accounting and pro forma adjustments are as follows:

(A)	To reflect the sale of all of the outstanding equity interests of Discovery Partners International AG, ChemRx Advanced Technologies, Inc., Xenometrix, Inc., and Discovery Partners International, L.L.C., each of which are DPI’s subsidiaries in connection with the Galapagos Transaction. The operating assets sold in the Galapagos Transaction include accounts receivable, inventories, prepaid expenses, other current assets, intangible assets and property and equipment directly associated with the DPI’s business operations in San Diego, South San Francisco, Tokyo, Japan, Allschwil, Switzerland, and Heidelberg, Germany. Items not sold include cash, cash equivalents, short-term investments, receivables for interest earned on short-term investments, restricted cash balances, prepaid insurance coverage, a receivable due from the sale of DPI’s instrumentation products in fiscal 2005 and ancillary receivables due from corporate related activities expected to be assumed by Infinity at the closing of the proposed merger. The liabilities assumed in the Galapagos Transaction include accounts payable, accrued compensation, accrued expenses, deferred revenue, deferred rent and restructuring accruals. All liabilities were assumed by Galapagos and Biofocus, except for DPI’s accruals related to fees for strategic activities and costs associated with operating as a publicly traded company of approximately $600,000, and compensation related obligations to the individuals remaining with DPI following completion of the Galapagos Transaction, which total $500,000.

(B)	To recognize the impact of foreign currency translation gains and losses recorded in Other Comprehensive Income as a result of the sale of DPI’s investment in its foreign subsidiaries.

(C)	To reflect the gain on sale of the various subsidiaries and certain assets sold to Biofocus based on the proceeds received of $5.8 million, net of accrued transaction related costs of $120,000, consisting primarily of legal fees. A provision was made for a working capital purchase price adjustment in accordance with the agreement evidencing the Galapagos Transaction, in the amount of $463,906, which has been recorded as part of the cash received as the amount was owed to DPI. The net cash received was reduced by $416,065 as it was agreed that Galapagos and Biofocus would not take the cash related to DPI AG, thus reducing the total cash owed DPI.

(D)	To reflect the conversion of all outstanding shares of Infinity’s preferred stock and common stock into DPI common stock, adjust DPI’s common stock for the 1-for-4 reverse stock split and the elimination of Infinity’s treasury stock pursuant to the merger agreement. Upon completion of the merger, all outstanding shares of Infinity will be exchanged for 12,812,634 shares of DPI common stock, par value of $0.001, because DPI’s net cash at the closing of the merger, as calculated pursuant to the merger agreement, was $78 million.

(E)	To eliminate DPI historical stockholders’ equity accounts.

(F)	To reflect the recapitalization of the combined company.

(G)	To reflect the accrual of transaction costs to be incurred by Infinity to consummate the merger not accrued as of June 30, 2006, totaling $644,877. Transaction costs include fees payable for legal, accounting, financial printing and other consulting services.

(H)	To reflect (i) the accrual of retention, change of control and severance obligations for certain key employees of DPI that will become due at the closing of the merger, totaling $2,771,524, and (ii) estimated costs to be incurred by DPI to consummate the merger that were not accrued as of June 30, 2006, totaling $3,652,192. Transaction costs include fees payable for investment banking services, legal, accounting, printing and other consulting services.

(I)	To reflect the operating results of DPI’s subsidiary entities sold as discontinued operations, with the exception of interest income related to the short-term investments and miscellaneous costs that remained at DPI after the closing of the Galapagos Transaction. The pro forma condensed combined statement of operations does not give effect to any general and administrative costs that Infinity would have incurred in operating as a publicly traded company, which Infinity estimates would have been approximately $2 million annually.